Exhibit 99.1

PRESS RELEASE

CSG Systems International Announces

Trigger Event for Convertible Debt

As Stock Price Exceeds the 130% Conversion Price Threshold

ENGLEWOOD, Colo. (June 21, 2016) — CSG Systems International, Inc. (NASDAQ: CSGS), the trusted global partner to launch and monetize digital services, today announced that the conversion price threshold requirements on its 3.0% Senior Subordinated Convertible Notes issued in March 2010, due March 1, 2017 (the “2010 Convertible Notes”) (CUSIP Number 126349 AC3), have recently been met.  As a result, the $44 million of CSG’s remaining outstanding 2010 Convertible Notes are convertible at the option of the holders beginning July 1, 2016 and through August 31, 2016.

Pursuant to the terms of the Indenture, prior to September 1, 2016, holders of the 2010 Convertible Notes can convert their securities at any time in the fiscal quarter following the period in which the price of CSG’s common stock trades over 130% of the conversion price for at least 20 consecutive trading days in the last 30 trading days of a fiscal quarter.  As of June 16, 2016, the closing price of CSG’s common stock exceeded 130% of the conversion price for the required period, thus allowing for the 2010 Convertible Notes to be converted at the holder’s option during the period beginning July 1, 2016 and ending August 31, 2016. The conversion price was $22.73 at June 16, 2016, or 43.9954 shares per $1,000. Based on the closing stock price for CSG of $41.28 on June 16, 2016, the remaining $44 million of par value of the 2010 Convertible Notes would have had a total settlement value of approximately $80 million.

Upon any conversion of the 2010 Convertible Notes, CSG will settle its conversion obligation as follows:  (i) it is required to pay cash for 100% of the par value of the 2010 Convertible Notes that are converted; and (ii) to the extent the value of its conversion obligation exceeds the par value, it can satisfy the remaining conversion obligation in its common stock, cash, or any combination of its common stock and cash, at the discretion of CSG.

On or after September 1, 2016, pursuant to the terms of the Indenture, the holders of the 2010 Convertible Notes can elect to convert their securities at any time, with the settlement occurring on March 1, 2017.

In anticipation of the upcoming settlement of the 2010 Convertible Notes, CSG issued $230 million of its 2016 Convertible Notes on March 15, 2016.  Subsequent to this issuance, CSG used the new issuance proceeds to retire approximately $106 million of the previously outstanding 2010 Convertible Notes for approximately $199 million, leaving $44 million of the original $150 million 2010 Convertible Notes still outstanding.

About CSG International

CSG Systems International, Inc. (NASDAQ:CSGS) is the trusted global partner to help clients launch and monetize communications and entertainment services in the digital age. Leveraging 30 years of experience and expertise in voice, video, data and content services, CSG delivers market-leading revenue management and customer interaction solutions in licensed and managed service models.  The company drives business transformation initiatives for the majority of the top 100 global communications service providers, including AT&T, Charter Communications, Comcast, DISH, ESPN, Media-Saturn, Orange, Reliance, SingTel Optus, Telefonica, Time Warner Cable, Vodafone, Vivo and Verizon. For more information, visit our website www.csgi.com.

For further information:

Liz Bauer

Investor Relations

CSG International

(303) 804-4065

Liz.bauer@csgi.com